EXHIBIT 4(e)

                                                 CITICORP LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
                                                        Home Office: Phoenix, AZ
                                Administrative Office: 800 Silver Lake Boulevard
                                                                   P.O. Box 7031
                                                                 Dover, DE 19903

                          VARIABLE ANNUITY ENDORSEMENT
                        AMENDMENT OF CONTRACT PROVISIONS

The contract to which this endorsement is attached is amended as follows:

      The second paragraph of the "Allocation of Premium" provision is deleted and replaced by the following:

            You may change the premium allocation at any time by notifying us in writing. We may require allocations to any Account to be expressed in whole percent and be at least $100 of any premium payment.

      Sub-paragraph 2. of the "Transfer" provision is deleted in its entirety.

      Sub-paragraph 3. of the "Dollar Cost Averaging (Automatic Transfers)" provision is deleted and replaced by the following:

            3. The amount of such transfers from the Fixed Account must be equal to or less than 1/6 of the Account value when this option is elected.

      The last paragraph of the "Net Investment Factor" provision is deleted and replaced by the following:

      "c" is a factor representing the sum of the daily Mortality and Expense Risk Charge and the daily Administration Charge deducted from the Sub-Account.

The "Mortality and Expense Risk Charge" provision is deleted in its entirety and replaced by the following:

      The Mortality and Expense Risk Charge is a daily charge made to compensate us for assuming the mortality and expense risks under this contract. It is equivalent to not more than 1.25% per annum of the average daily net asset value held in each Sub-Account.

      The following is added to the third paragraph of the "Annual Contract Fee" provision:

      The Annual Contract Fee will be waived in its entirety for any Contract Year in which premium of at least $2,500 ($2,000 for Qualified Plans as defined under the I.R.S. Code), exclusive of the initial premium, are paid.

      The "Administration Charge" provision is deleted in its entirety and replaced by the following:

      Our charge for administering this contract is equivalent to not more than 0.15% per annum of the average daily net asset value held in each Sub-Account. This charge is calculated and deducted on a daily basis.

In all other respects, the contract is unchanged.




                                            /s/ Richard M. Zuckerman
                                                  Secretary

63-1721(09-97)